UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2009

155 East Tropicana, LLC

155 East Tropicana Finance Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-124924	20-1363044
Nevada	333-124924	20-2546581
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

115 East Tropicana Avenue, Las Vegas, NV		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 597-6076

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01                                             Regulation FD Disclosure.

Select preliminary, unaudited operating results of 155 East Tropicana, LLC (the “Company”) for the quarter ended December 31, 2008 are presented below.  The Company does not intend to update the preliminary results until the final results are filed with the Company’s Form 10-K for fiscal year 2008.

The Company generated Adjusted EBITDA of $0.6 million for the quarter ended December 31, 2008 compared Adjusted EBITDA of $1.8 million in the same quarter last year.  Included in the fourth quarter 2008 expenses are $0.4 million in non-operational, corporate costs associated with restructuring capital, which lowered the Adjusted EBITDA from $1.0 million.

Net operating revenues for the quarter ended December 31, 2008 were $13.3 million, a decrease of $1.8 million or 12.2%, from $15.1 million generated during the same period in the previous year.  The decline in net revenue was largely a result of the decline of $1.0 million in room revenue caused by falling room rates in the Las Vegas market.

Casino revenues decreased by $0.2 million or 4.3% to $5.7 million for the quarter ended December 31, 2008, compared to $5.9 million for the quarter ended December 31, 2007.

Food, beverage and entertainment revenue was $5.0 million for the quarter ended December 31, 2008 which was flat with the $5.0 million generated for the same period in 2007.

Hotel and other revenue (which includes hotel room revenue, retail, spa, and other miscellaneous revenue) decreased by $1.3 million or 22.7% to $4.3 million for the quarter ended December 31, 2008 from $5.6 million for the quarter December 31, 2007.  Room revenue was $3.1 million for the quarter ended December 31, 2008 compared to $4.1 million in 2007.  Average daily room rates decreased to $56 for the quarter ended December 31, 2008 from $78 for the quarter ended December 31, 2007, while occupancy rates increased to 86.5% for the quarter ended December 31, 2008 from 83.1% for the quarter ended December 31, 2007.

Promotional allowances (which are subtracted from revenues to arrive at net revenue) increased from $1.4 million to $1.7 million, largely due to additional marketing efforts.

Operating expenses in the “casino”, “food, beverage and entertainment”, and “hotel and other” departments decreased $0.7 million for the quarter ended December 31, 2008, as compared to the same quarter in the previous year.  The decrease in these departmental operating expenses was the result of continued cost reduction programs.  General and administrative expenses of $4.2 million, which included the $0.4 million in non-operational, corporate costs associated with restructuring capital, increased $0.1 million from the same quarter last year.

Our cash at December 31, 2008 was $5.0 million.

Our Credit Facility is a revolving Credit Facility of $15.0 million.  As of December 31, 2008, we had outstanding draws or reserves for a letter of credit which totalled $11.6 million.

(1)          “Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization, but after adding back unusual or non-cash items such as related party royalties.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles (GAAP).  Moreover, our calculations of Adjusted EBITDA may not be comparable to that reported by other companies.  EBITDA is a basis upon which we assess our liquidity and because certain covenants in the indenture and senior secured credit facility are tied to similar measures.  EBITDA also presents useful information regarding our ability to service and incur indebtedness.  EBITDA does not take into account our capital expenditures and debt service requirements, and, accordingly, is not necessarily indicative of amounts that may be available for debt service.

The following table reconciles Adjusted EBITDA to operating loss for the periods indicated (in thousands):

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007
Operating loss	$(1,479)	$(139)
Depreciation	1,739	1,570
Related party royalties expenses	306	331
Adjusted EBITDA	$566	$1,762

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

155 EAST TROPICANA, LLC
(Registrant)

	By:	/s/ Deborah J. Pierce
Date: February 9, 2009		Deborah J. Pierce
	Its:	Chief Financial Officer